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                                                                     EXHIBIT 5.1


                               September 4, 1998



Amkor Technology, Inc.
1345 Enterprise Drive
West Chester, PA 19380

     RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about September 4, 1998 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 6,550,000 shares of Common Stock, par value $0.001 (the "Shares"), reserved for issuance pursuant to the Company's 1998 Stock Plan, the 1998 Director Option Plan, 1998 Stock Option Plan for French Employees and the 1998 Employee Stock Purchase Plan (together, the "Plans"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans.

     It is our opinion that the Shares will be, when issued and sold in the manner referred to in the Plans, legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto.

                                         Very truly yours,


                                         WILSON SONSINI GOODRICH & ROSATI
                                         Professional Corporation


                                         /s/ Wilson Sonsini Goodrich & Rosati